Exhibit 107

Calculation of Filing Fee Tables

F-1

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(Form Type)

ANGHAMI INC.

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(Exact Name of Registrant as Specified in its Charter)

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(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Ordinary Shares	457(c)	4,696,000	(1)	$12.50	(2)	$58,700,000	$92.70 per $1,000,000	$5,441.49
Fees Previously Paid	Other	Warrants(3)	457(g)	152,800	(1)	--		--	--	--
Fees Previously Paid	Equity	Ordinary Shares issuable on exercise(4) of Warrants	457(g)	152,800	(1)	11.50		$1,757,200	$92.70 per $1,000,000	162.89
Fees to Be Paid	Equity	Ordinary Shares	457(c)	11,272,836	(1)	$15.01	(5)	$169,205,268.36	$92.70 per $1,000,000	$15,685.33
Fees to Be Paid	Other	Warrants(6)	457(g)	795,000	(1)	--		--
Fees to Be Paid	Equity	Ordinary Shares issuable on exercise(7) of Warrants	457(c)	10,795,000	(1)	$11.50		$124,142,500	$92.70 per $1,000,000	$11,508.01
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$353,804,968.36
	Total Fees Previously Paid					$5,604.38
	Total Fee Offsets					$0
	Net Fee Due					$27,193.34

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional common ordinary shares, par value $0.0001 per share (“ordinary shares”), of Anghami Inc. (the Company”) as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the ordinary shares as reported on The Nasdaq Stock Market LLC on February 9, 2022. This registration fee was previously paid by the Registrant in connection with the initial filing of this Registration Statement on Form F-1 on February 14, 2022.

(3)	In accordance with Rule 457(g), the entire registration fee for the resale of the service warrants is allocated to the ordinary shares underlying the service warrants, and no separate fee is payable for the service warrants.

(4)	Consists of ordinary shares issuable upon exercise of service warrants. Each service warrants will entitle the warrant holder to purchase one ordinary share at a price of $11.50 per share (subject to adjustment). This registration fee was previously paid by the Registrant in connection with the initial filing of this Registration Statement on Form F-1 on February 14, 2022.

(5)	Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the ordinary shares as reported on The Nasdaq Stock Market LLC on February 23, 2022.

(6)	In accordance with Rule 457(g), the entire registration fee for the resale of the private placement warrants and the private placement unit warrants is allocated to the ordinary shares underlying such warrants, and no separate fee is payable for such warrants.

(7)	Consists of ordinary shares issuable upon exercise of public warrants, private placement warrants and private placement unit warrants. Each of the public warrants, private placement warrants and private placement unit warrants will entitle the warrant holder to purchase one ordinary share at a price of $11.50 per share (subject to adjustment).